Exhibit 10.1
__________________________________________________________________________________
2525 Dupont Drive, P.O. Box 19534, Irvine, California, USA 92623-9534 Telephone: (714) 246-4500

June 24, 2013

Douglas S. Ingram
Executive Vice President,
Europe, Africa, Middle East
Allergan, Inc.
2525 Dupont Drive
Irvine, California 92612

Dear Mr. Ingram:

It is my pleasure to present you with this offer for the position of President, Allergan, reporting to David E.I. Pyott, Chairman of the Board and Chief Executive Officer. This offer and its associated compensation package have been approved by the Allergan Board of Directors and, if accepted by you, will be effective as of July 1, 2013 (the “Effective Date”).

If accepted, this position will initially be based at Allergan’s offices in the U.K. with frequent travel to the U.S. It is currently anticipated that you will be repatriated from the U.K. to the U.S. during the first fiscal quarter of 2014, although your repatriation could occur at any time upon the mutual agreement of you and Allergan. The terms and conditions of your repatriation will be provided to you at the time your repatriation takes place.

The specifics of the offer are as follows:

Base Salary/Responsibilities
Beginning on the Effective Date, your annual base salary will be USD $700,000, paid in accordance with Allergan’s customary payroll practices. This reflects a promotional increase of 15% over your current annual base salary to reflect your responsibilities as President, Allergan, which will include leading all of Allergan’s global commercial operations.

Salary Review
An annual salary and performance review will be conducted in February of each year. Salary adjustments for the offered position are subject to review and approval by the Allergan Board of Directors.

Management Bonus Plan Participation
You will continue to be eligible to participate in the 2013 Allergan Management Bonus Plan (the “Bonus Plan”). Your new bonus target will be 80% of your annual base salary, prorated beginning on the Effective Date and continuing through December 31, 2013 and will be paid, if at all, in accordance with the terms and conditions of the Bonus Plan. It is currently contemplated that you will participate in the Allergan Executive Bonus Plan beginning in 2014.

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June 24, 2013

Long-Term Incentive Plan
You will continue to be eligible to participate in the Allergan Long-Term Incentive Plan (the “Incentive Award Plan”). The Incentive Award Plan offers the potential to achieve top-quartile total compensation if corporate growth objectives are met.

Award guidelines under the Incentive Award Plan are reviewed and adjusted on an annual basis. Grants are subject to approval by the Allergan Board of Directors and are not guaranteed from year to year. Typically, Allergan grants non-qualified stock options (“NQSOs”) to its executives, if at all, in February of each year. You will be eligible for consideration to receive a NQSO grant in February 2014.

U.S. Executive Perquisites
You will continue to be eligible for U.S. executive perquisites as set forth below:

▪	Tax and Financial Planning Services Fees: USD 10,000; and

▪	Annual Miscellaneous Allowance: USD 10,000.

Executive Stock Ownership Requirement
You will continue to have a stock ownership requirement. Your new ownership requirement will be in an amount equal to four (4) times your annual base salary (calculated in accordance with Allergan’s Executive Stock Ownership Policy), which requirement must be satisfied within five (5) years of the Effective Date.

Change in Control
In the event of a Change in Control of Allergan, you will be eligible to receive termination payments equal to three (3) times a combined base salary and bonus formula in accordance with the Allergan, Inc. Change in Control Policy.

Pursuant to Section 1 of your current Change in Control Agreement (the “Existing CIC Agreement”) dated December 26, 2010, the Company has the right to terminate the Existing CIC Agreement by providing you with written notice of such termination no later than 60 days before the expiration date of the Existing CIC Agreement. This will serve as the formal written notice of termination of the Existing CIC Agreement, effective as of December 26, 2013.

Benefits
Until you are repatriated to the U.S., you will continue to be eligible for the below benefits as outlined in your Letter of Understanding dated August 1, 2010 (the “Letter Agreement”).

To the maximum extent practicable and subject to the terms and conditions of Allergan’s applicable plans and laws, you will continue to be covered by home country benefit and retirement programs, including social security. In cases where this is not possible, every reasonable effort will be made to provide suitable alternative coverage (i.e., alternative medical coverage for employees from countries where medical coverage cannot be extended to another jurisdiction). Further information can be found in the Home Country Benefits and International Benefit Plan Guides.
While your assignment is based in the U.K., your benefits plans are as follows:

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June 24, 2013

▪	Medical, Dental, Vision: AETNA;

▪	Life Insurance and AD&D: AETNA;

▪	Executive Life Insurance: USD $1,500,000;

▪	Sick Leave and LTD: Current US benefits plan;

▪	Retirement Plan: Allergan Inc. Pension Plan & Supplemental Executive Retirement Plan;

▪	Business Travel Accident Insurance; and

▪	International SOS Plan.

Vacations
You will maintain your accrued, unused vacation and will remain eligible for vacation accrual based on the U.S. country schedule.

Separation Payments
In the event that you are terminated from Allergan, Inc. (other than due to a Change in Control or for “serious misconduct” (as defined in Allergan’s Employee Handbook)), you will be eligible for severance compensation in accordance with the Company’s executive severance policy.

Assignment Allowances and Benefits
Assignment allowances and benefits as outlined in the Letter Agreement will remain in place until you are repatriated to the U.S.

Please indicate your acceptance of this position by signing below and returning this letter to me.

Sincerely,

/s/ David E.I. Pyott
David E.I. Pyott
Chairman of the Board, President and Chief Executive Officer
Allergan, Inc.

cc: Scott D. Sherman

SIGNED AND AGREED:

Douglas S. Ingram:    /s/ Douglas S. Ingram

Date:            June 24, 2013